Exhibit 3.42.2

LIMITED LIABILITY COMPANY AGREEMENT OF
PSLT-ALS PROPERTIES HOLDINGS, LLC,
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 20, 2004 (this “Agreement”), is adopted, executed and agreed to by PSLT OP, L.P., a Delaware limited partnership, as the sole member (the “Member”), of PSLT-ALS Properties Holdings, LLC (the “Company”).

1.             Name.  The name of the limited liability company formed hereby is “PSLT-ALS Properties Holdings, LLC”.

2.             Principal Business Office.  The principal business office of the Company shall be located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540, or such other location as may hereinafter be determined by the Member.

3.             Registered Agent and Registered Office.  The registered agent and registered office of the Company in the State of Delaware is The Corporation Trust Company, whose address is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.  The Member may change such registered agent and/or registered. office from time to time as it deems appropriate.

4.             Term.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company as provided in the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).  Upon the cancellation of the Certificate of Formation of the Company as provided in the Act, this Agreement and the Company shall terminate.

5.             Member.  The mailing address of the Member is 600 College Road East, Suite . 3400, Princeton, New Jersey 08540, or such other address as the Member may designate in accordance with the Act.  The Member was admitted to the Company as a member of the Company upon its execution of a signature page to this Agreement.

6.             Certificate.  Darryl W. Copeland, Jr. is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing. of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the. designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

7.             Purposes.  The purposes of the Company shall be (a) to acquire, hold, own, manage and dispose of the limited liability company interests in each of (x) PSLT-ALS Properties I, LLC and (y) PSLT-ALS Properties II, LLC (collectively, the “Subsidiaries”), (b) to indirectly acquire, hold, own, sell, assign, transfer, operate, manage, lease, mortgage, pledge, finance and otherwise deal with (i) the properties and assets from time to time owned by the

Subsidiaries (collectively, the “Assets”), and (ii) any incidental assets relating to or arising from the ownership, operation and management of the Subsidiaries and the Assets, and (c) directly or through one or more persons or entities, to carry on any lawful activities for which limited liability companies may be formed under the Act that are incidental to the foregoing purposes. The Company (A) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Section 7, and (B) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

8.             Contributions.  The Member has made an initial contribution to the capital of the Company.  Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.             Distributions and Allocations.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.  Because the Company is a business entity that has a single owner and is not a corporation, it is disregarded as an entity separate from its owner for federal income tax purposes under applicable law.  Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member.  The Company will comply with all withholding tax provisions under any federal, state and local tax laws.  Any such amounts withheld by the Company will be treated as amounts distributed to the Member for all purposes of this Agreement and all provisions of federal, state and local tax laws.

10.           Management.  The Member shall be the sole manager of the Company.  As provided in the Act, the entire management of the Company and its business and affairs is vested in the Member as the sole manager of the Company.  Except as otherwise required by the Act, the Member, whether in its capacity as a member or manager of the Company or otherwise, shall not be liable for any debts, obligations or liabilities of the Company solely by reason of being a member or manager of the Company.  In its capacity as manager, the Member may enter into contracts with persons or entities on behalf of the Company and engage in activities on behalf of the Company, in accordance with the provisions of this Agreement.

11.           Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; (ii) upon the consent of the Member; and (iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative: of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member. in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy (as defined below) of the Member shall not cause the Member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.  As used in this Agreement, “Bankruptcy” has the meaning set forth in Sections 18-101(1) and 18-304 of the Act.

(c)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

12.           GOVERNING LAW.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

13.           Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

14.           Effectiveness.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date first written above.

15.           Assignments.  The Member may assign in whole or in part its limited liability company interest in the Company.  The transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 15, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger, consolidation or conversion shall, without further act, be the Member hereunder, and such merger, consolidation or conversion shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

MEMBER

PSLT OP, L.P.,
a Delaware limited partnership

By:	PSLT GP, LLC, a Delaware limited liability company, its sole general partner

By:	Provident Senior Living Trust, a Maryland real estate investment trust, its sole member

By:	/s/ Saul A. Behar
Saul A. Behar
Senior Vice President

Signature Page to PSLT-ALS Properties Holdings, LLC